Exhibit 99.5

March 4, 2025

ELC Group Holdings Ltd.

745 Lor 5 Toa Payoh, #03-02 The Lifeline Building, Singapore 319455

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of ELC Group Holdings Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Serene Caroline Koh Li Ching
Name: Serene Caroline Koh Li Ching